Exhibit 10.3

KIMBALL INTERNATIONAL, INC.
2016 ANNUAL CASH INCENTIVE PLAN
(as amended May 7, 2018)
Background. Your Board believes that the long-term success of your Company depends, in part, on its ability to recruit and retain outstanding individuals as employees and to furnish these employees maximum incentive to improve operations and increase profits. Your Board also believes it is important to align compensation of officers and eligible employees with the interests of Shareowners. In 2016, in accordance with this belief, your Board, upon recommendation of the Compensation and Governance Committee (“Committee”) of the Board (comprised of independent outside directors), unanimously adopted, and Shareowners approved, the Kimball International, Inc. 2016 Annual Cash Incentive Plan (the “Plan”). Your Board, upon recommendation of the Committee, unanimously adopted and approved amendments to this Plan in May, 2018. This Plan is effective for fiscal year 2017 and forward, as amended, and replaces, in full, the Amended and Restated 2010 Profit Sharing Bonus Plan.
The profit sharing framework of this Plan has been in place since prior to the Company becoming publicly traded in 1976. The Plan measures performance at two levels within the Company: (1) at the consolidated level (“Company”); and (2) at a business unit level for the performance of designated operations within the Company (“Business Unit”). All executive officers and other eligible employees participate at the Company level or a combination of the Company and Business Unit levels.
Goal. The goal of the Plan is to link an employee’s compensation to the financial success of the Company. The intent is to encourage participants to think, act and be rewarded like owners, and to seek out and undertake initiatives that continuously improve the performance of the Company.
Eligibility. Executive officers and all employees (other than temporary employees, employees engaged directly in manufacturing or delivery of product, employees on a sales incentive plan, and/or persons joining the Company as employees as a result of acquisition, as determined by the terms and conditions of the acquisition) are eligible to participate in the Plan (“Participants”).
Incentive Criteria. The Committee sets the performance measure and performance targets at the beginning of the fiscal year to incent desired results. The performance measure can vary from year to year and may be based on any one or any combination of the following business criteria: (i) operating income; (ii) earnings per share; (iii) return on capital; (iv) return on assets; (v) economic profit; (vi) market value per share; (vii) EBITDA; (viii) cash flow; (ix) net income (before or after taxes); (x) revenues; (xi) cost reduction goals; (xii) market share; and (xiii) total return to shareholders. The Committee must approve the performance targets (“Targets”) within the first 25% of the period of service to which the Targets relate, but not later than 90 days after the commencement of that period (“Relevant Time Period”). The Committee, within the Relevant Time Period, may make adjustments for non-operating income and loss and other performance measure computation elements as it deems appropriate to provide optimal incentives for eligible employees. If other adjustments are necessary beyond the Relevant Time Period, the NEOs will not be eligible to receive any cash incentive resulting from such adjustments.
Cash Incentive Amounts. The Plan establishes potential cash incentive amounts as a range of percentages of the Participant’s salary, with the cash incentive percentage increasing with higher levels of performance. The Plan also establishes different cash incentive percentage ranges across several Participant categories, setting higher incentive-percentage ranges for Participants who, by virtue of their responsibilities, are expected to have a greater effect on the Company’s financial success. Within the Relevant Time Period, the Committee has the discretion to increase Executive Officer potential cash incentive payout percentages under the Plan with a payout cap of 100 percent of base salary. The Committee may use this discretion to achieve a desired mix of short-term cash incentives as a percentage of total target compensation for a particular Executive Officer. At the highest responsibility level, Participants may earn cash incentives of up to 100 percent of base salary. The Plan is designed so that Participants will achieve maximum cash incentives only if the Company achieves maximum targeted performance levels, considering various economic indicators and improvement goals as determined by the Committee. A Participant’s total cash incentive under the Plan may not exceed $1 million for any fiscal year. Awards under the Plan will be determined based on actual future performance.
Administration. For a particular fiscal year, the Committee must approve the Targets, performance measure computation adjustments, and any other conditions within the Relevant Time Period. At the end of each fiscal year, but before Plan incentives may be paid, the Committee must certify in writing that Targets and other conditions have been satisfied. For fiscal year 2018 only, the Company guarantees to pay at least 95% of the computed fiscal year 2018 payout to Participants that are employed by the Company on the date of payout. The Board may amend or terminate the Plan effective for future fiscal years. The Board will not, however, amend the Plan without Shareowner approval if such approval is required to comply with applicable law or to comply with applicable stock exchange requirements.
Cash Incentive Payments. Cash incentives will be paid during the following fiscal year in two cash installments - 50% in August and 50% in December, except for fiscal year 2018, in which there will be one cash installment payable in August. If a Participant’s employment is terminated before a scheduled payment date, the former employee will not be entitled to receive that cash incentive payment or any subsequent cash incentive payment, unless the Participant’s termination was caused by Retirement, death, or permanent disability, in which case, that Participant (or estate, in the event of the Participant’s death) will be entitled to receive all cash incentive payments for the previous fiscal year on the scheduled payment date(s), and a pro-rata share for the current fiscal year cash incentive if any which will be paid in full within 2½ months after the end of the Company’s fiscal year.
“Retirement” means any termination of a Participant’s employment, other than for Cause, occurring at or after the Participant has attained the minimum retirement age under the governmental retirement system for the applicable country (age 62 in the United States), or at or after the Participant has reached the age of 55 and has a combination of age plus years of Continuous Service equal to or greater than 75 and the Participant complies with the process for approval of Retirement established by the Company. “Continuous Service” means the absence of any interruption or termination in the provision of service to the Company by a Participant. Continuous Service will not be considered interrupted in the case of (i) sick leave, military leave or any other leave of absence approved by the Company; (ii) transfer between the Company and an Affiliate or any successor to the Company; or (iii) any change in status so long as the individual remains in the Continuous Service of the Company or any Affiliate. A Participant’s Continuous Service shall be deemed to have terminated either upon an actual cessation of providing services to the Company or any Affiliate or upon the entity to which the Participant provides services ceasing to be an Affiliate.
“Cause” means one or more of the following occurrences: (i) Participant's willful and continued failure to perform substantially the duties or responsibilities of Participant's position (other than by reason of Disability), or the willful and continued failure to follow lawful instructions of a senior executive or the Board of Directors, if such failure continues for a period of five days after the Company delivers to Participant a written notice identifying such failure; (ii) Participant's conviction of a felony or of another crime that reflects in a materially adverse manner on the Company in its markets or business operations; (iii) Participant's engaging in fraudulent or dishonest conduct, gross misconduct that is injurious to the Company or any misconduct that involves moral turpitude; or (iv) Participant’s failure to uphold a fiduciary duty to the Company or its shareholders. “Affiliate” means any entity that is a member, along with the Company, of a controlled group of corporations or a group of other trades or businesses under common control, within the meaning of Internal Revenue Code Section 414(b) or (c).
Repayment, Forfeiture. After the Committee certifies that Targets and other conditions have been satisfied as described above, no adjustments will be made to reflect any subsequent change in accounting, the effect of federal, state or municipal taxes later assessed or determined, or otherwise. Notwithstanding the foregoing, the Company reserves the right to, and in appropriate cases will, seek recovery of all or any portion of cash incentive payments made if (i) the amount of the cash incentive payment was calculated based upon the achievement of certain financial results that were subsequently the subject of a restatement of all or a portion of the Company’s financial statements; (ii) the Participant engaged in intentional misconduct that caused or partially caused the need for such a restatement; and (iii) the amount of the cash incentive payment that would have been awarded to a Participant would have been lower than the amount actually awarded had the financial results been properly reported. Further, the Company is not limited in its power to take other actions as it deems necessary to remedy the misconduct, prevent its recurrence and, if appropriate, based on all relevant facts and circumstances, punish the wrongdoer in a manner it deems appropriate.
The foregoing policy may be amended as required to comply with (i) any applicable listing standards of a national securities exchange adopted in accordance with Section 10D of the Exchange Act (regarding recovering of erroneously awarded compensation) and any implementing rules and regulations of the U.S. Securities and Exchange Commission adopted thereunder; (ii) similar rules under the laws of any other governing jurisdiction; and (iii) any policies adopted by the Company to implement such requirements, all to the extent determined by the Company in its discretion to be applicable to a Participant.